=============================================================================

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                     ANNUITANT          FIELD(1)
                     POLICY NUMBER      FIELD(3)

                     POLICY TYPE        VARIABLE ANNUITY
     -------------------------------------------------------------------

               Flexible Premium Deferred Variable Annuity Policy.
            Annuity Payments Are Fixed and Begin On the Annuity Date.
              Death Benefit Payable On The Annuitant's Death Prior
                    To The Annuity Date. Non-participating.


THIS POLICY'S ACCUMULATION VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT.


Ameritas Variable Life Insurance Company agrees to pay the income, as described in this policy, to the Annuitant if the Annuitant is living on the Annuity Date and if this policy is then in force. A death benefit is payable upon death of the Annuitant prior to the Annuity Date.


       /s/ W.J. Atherton                      /s/ Norman M. Krivosha
-----------------------------------     ----------------------------------
           President                                 Secretary


                   "NOTICE OF TEN-DAY RIGHT TO EXAMINE POLICY"

You are urged to read this policy carefully. If, after examination, you are dissatisfied with it for any reason, you may return it to the selling agent or to Ameritas Variable Life Insurance Company at P.O. Box 82550, Lincoln, Nebraska 68501-2550, within ten days from the date of delivery of the policy to you. If allowed by state law, the amount of the refund will equal the premiums paid less withdrawals, adjusted by investment gains and losses. Otherwise, the amount of the refund will be equal to the gross premiums paid less withdrawals.

Please read and carefully check the copy of the application attached to this policy. This application is a part of your policy and this policy was issued on the basis that the answers to all questions and the information shown on this application are true and complete. If any information shown on it is not true and complete, to the best of your knowledge, please notify Ameritas Variable Life Insurance Company of Lincoln, Nebraska, within ten days from the date of delivery of the policy to you.



                                [AMERITAS LOGO]


Form 4880
=============================================================================

                                 POLICY SCHEDULE


Annuitant: John D Specimen                Policy Number:  2109004162

Issue Age - Sex: 35 Male                  Policy Date:  January 1, 1998

Initial Premium: $25,000.00               Annuity Date:  January 1, 2048

Owner: John D Specimen                    Day of  Allocation:  13th  calendar
                                                               day after issue
                                                               date

                       LIST OF SUBACCOUNTS AND PORTFOLIOS

Each subaccount of the Ameritas Variable Life Insurance Company (AVLIC) Separate Account VA-2 invests in a specific portfolio of the following funds:

           Fidelity Variable Insurance Products Fund ("Fidelity VIP")
        Fidelity Variable Insurance Products Fund II ("Fidelity VIP II")
                          Alger American Fund ("Alger")
                      MFS Variable Insurance Trust ("MFS")
             Morgan Stanley Universal Funds, Inc. ("Morgan Stanley")

                                                                                   INITIAL
                                            CORRESPONDING                    ALLOCATION OF
FUND              PORTFOLIO                   SUBACCOUNT                      NET PREMIUMS
Fidelity VIP      Money Market              Money Market Subaccount                      0%
                  Equity-Income             Equity-Income Subaccount                     0%
                  Growth                    Growth Subaccount                           50%
                  High Income               High Income Subaccount                       0%
                  Overseas                  Overseas Subaccount                          0%
Fidelity VIP II   Asset Manager             Asset Manager Subaccount                     0%
                  Investment Grade Bond     Investment Grade Bond Subaccount             0%
                  Asset Manager:  Growth    Asset Manager:  Growth Subaccount            0%
                  Index 500                 Index 500 Subaccount                         0%
                  Contrafund                Contrafund Subaccount                        0%
Alger             Growth                    Growth Subaccount                            0%
                  Income and Growth         Income and Growth Subaccount                 0%
                  Small Capitalization      Small Capitalization Subaccount              0%
                  Balanced                  Balanced Subaccount                         50%
                  MidCap Growth             MidCap Growth Subaccount                     0%
                  Leveraged AllCap          Leveraged AllCap Subaccount                  0%
MFS               Emerging Growth           Emerging Growth Subaccount                   0%
                  Utilities                 Utilities Subaccount                         0%
                  World Governments         World Governments Subaccount                 0%
                  Research                  Research Subaccount                          0%
                  Growth With Income        Growth With Income Subaccount                0%
Morgan Stanley    Emerging Markets Equity   Emerging Markets Equity Subaccount           0%
                  Global Equity             Global Equity Subaccount                     0%
                  International Magnum      International Magnum Subaccount              0%
                  Asian Equity              Asian Equity Subaccount                      0%
                  U.S. Real Estate          U.S. Real Estate Subaccount                  0%


Net premiums may also be allocated to the AVLIC Fixed Account.


AVLIC Fixed Account                                                                      0%


                         SCHEDULE OF CREDITS AND CHARGES



Effective Annual Interest Rate:     The guaranteed effective annual interest
                                    rate credited on the  accumulation
                                    value in the Fixed Account is 3%.


Annual Policy Fee:                  The maximum guaranteed Annual Policy Fee
                                    is $40. In the first policy year, the
                                    current Annual Policy Fee is $36.

                                    The Annual Policy Fee is deducted on the last valuation date of the policy year or at the time of a full withdrawal.

                                    We may waive the Annual Policy Fee if your accumulation value on the last valuation date of the policy year exceeds an amount which we declare annually.


Percent of Premium Charge:          None


Daily Administrative Fee:           .0004098%* of accumulation value


Daily Mortality and
Expense Risk Charge:                .0034153%** of accumulation value


Withdrawal Charge:                  None



* Equivalent to an annual rate of .15% of the average daily net assets of the account.

** Equivalent to an annual rate of 1.25% of the average daily net assets of the account.

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




                                POLICY SCHEDULE


Annuitant:  John D Specimen               Policy Number:  2109004162

Issue Age - Sex:  35 Male                 Policy Date:  January 1, 1998

Initial Premium:  $25,000.00              Annuity Date:  January 1, 2048

Owner:  John D Specimen                   Day of Allocation:  13th calendar day
                                                              after issue date

                       LIST OF SUBACCOUNTS AND PORTFOLIOS

Each subaccount of the Ameritas Variable Life Insurance Company (AVLIC) Separate Account VA-2 invests in a specific portfolio of the following funds:

           Fidelity Variable Insurance Products Fund ("Fidelity VIP")
        Fidelity Variable Insurance Products Fund II ("Fidelity VIP II")
                          Alger American Fund ("Alger")
                      MFS Variable Insurance Trust ("MFS")
             Morgan Stanley Universal Funds, Inc. ("Morgan Stanley")

                                                                                                              INITIAL
                                                           CORRESPONDING                                ALLOCATION OF
FUND               PORTFOLIO                                 SUBACCOUNT                                  NET PREMIUMS
Fidelity VIP       Money Market                            Money Market Subaccount                                  0%
                   Equity-Income: Service Class            Equity-Income: Service Class Subaccount                  0%
                   Growth: Service Class                   Growth: Service Class Subaccount                        50%
                   High Income: Service Class              High Income: Service Class Subaccount                    0%
                   Overseas: Service Class                 Overseas: Service Class Subaccount                       0%
Fidelity VIP II    Asset Manager: Service Class            Asset Manager: Service Class Subaccount                  0%
                   Investment Grade Bond                   Investment Grade Bond Subaccount                         0%
                   Asset Manager: Growth: Service Class    Asset Manager: Growth: Service Class Subaccount          0%
                   Index 500                               Index 500 Subaccount                                     0%
                   Contrafund: Service Class               Contrafund: Service Class Subaccount                     0%
Alger              Growth                                  Growth Subaccount                                        0%
                   Income and Growth                       Income and Growth Subaccount                             0%
                   Small Capitalization                    Small Capitalization Subaccount                          0%
                   Balanced                                Balanced Subaccount                                      0%
                   MidCap Growth                           MidCap Growth Subaccount                                50%
                   Leveraged AllCap                        Leveraged AllCap Subaccount                              0%
MFS                Emerging Growth                         Emerging Growth Subaccount                               0%
                   Utilities                               Utilities Subaccount                                     0%
                   World Governments                       World Governments Subaccount                             0%
                   Research                                Research Subaccount                                      0%
                   Growth With Income                      Growth With Income Subaccount                            0%
Morgan Stanley     Emerging Markets Equity                 Emerging Markets Equity Subaccount                       0%
                   Global Equity                           Global Equity Subaccount                                 0%
                   International Magnum                    International Magnum Subaccount                          0%
                   Asian Equity                            Asian Equity Subaccount                                  0%
                   U.S. Real Estate                        U.S. Real Estate Subaccount                              0%

Net premiums may also be allocated to the AVLIC Fixed Account.

AVLIC Fixed Account                                                                                                 0%


                         SCHEDULE OF CREDITS AND CHARGES

Effective Annual Interest Rate:     The guaranteed effective annual interest
                                    rate credited on the accumulation value in the Fixed Account is 3%.

Annual Policy Fee:                  The maximum guaranteed Annual Policy Fee
                                    is $40.  In the first policy year, the
                                    current Annual Policy Fee is $0.

                                    The Annual Policy Fee is deducted on the last valuation date of the policy year or at the time of a full withdrawal.

                                    We may waive the Annual Policy Fee if your accumulation value on the last valuation date of the policy year exceeds an amount which we declare annually.

Percent of Premium Charge:          None

Daily Administrative Fee:           .0004098%* of accumulation value

Daily Mortality and
Expense Risk Charge:                .0021857%** of accumulation value

Withdrawal Charge:                  Total withdrawals in a policy year which
                                    exceed the greater of 10% of the
                                    accumulation value or accumulated earnings will be subject to a withdrawal charge. The charge is based on the premiums paid prior to the time of the withdrawal in accordance with the table below.

                  Years                              Charge as
          since receipt of each                     a % of each
            Premium Payment                       Premium Payment
            ---------------                       ---------------
                    1                                    8%
                    2                                    8%
                    3                                    8%
                    4                                    7%
                    5                                    7%
                    6                                    6%
                    7                                    5%
                    8                                    4%
                    9                                    2%
                    10 +                                 0%

If a withdrawal charge is assessed at the time of a withdrawal, it will be an amount based on a percentage of each premium payment. After any accumulated earnings are withdrawn, premiums will be withdrawn in the order in which they are paid. The withdrawal charge for each premium is based on the table shown above.

A withdrawal charge will not apply if the accumulation value is applied to annuity income option c or d (see Section 11.2) at least two years after the last premium payment. If premiums have been paid within two years of annuitization based on those options, the withdrawal charge will be based only on those premiums.


* Equivalent to an annual rate of .15% of the average daily net assets of the account.

** Equivalent to an annual rate of .80% of the average daily net assets of the account.

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


TABLE OF CONTENTS


POLICY SCHEDULE PAGES

INTRODUCTION..................................................................4

SECTION 1. DEFINITIONS .......................................................4

SECTION 2. GENERAL PROVISIONS.................................................6

        2.1   The Policy and Its Parts........................................6
        2.2   Non-Participating...............................................6
        2.3   Contestability..................................................6
        2.4   Misstatement of Age or Sex......................................6
        2.5   When This Policy Terminates.....................................6
        2.6   Annual Report...................................................6
        2.7   Postponement of Payments........................................7

SECTION 3. PREMIUM PAYMENTS...................................................7

        3.1   Initial Premium.................................................7
        3.2   Subsequent Unscheduled Premiums.................................7
        3.3   Where to Pay Premiums...........................................7
        3.4   Allocation of Premiums..........................................7

SECTION 4. THE OWNER
           AND THE BENEFICIARY................................................8

        4.1   The Owner.......................................................8
        4.2   The Annuitant's Beneficiary.....................................8
        4.3   Assigning the Policy............................................8

SECTION 5. SEPARATE ACCOUNT....................................................8

        5.1   The Separate Account............................................8
        5.2   The Subaccounts.................................................9
        5.3   Valuation of Assets.............................................9
        5.4   Transfers Among Subaccounts
              and the Fixed Account...........................................9
        5.5   The Funds......................................................10
        5.6   Portfolio Changes..............................................10

SECTION 6.  THE FIXED ACCOUNT................................................10

        6.1   The Fixed Account..............................................10
        6.2   Transfers Among the Fixed Account
              and the Subaccounts............................................10

SECTION 7.  VALUES ..........................................................11

        7.1   How Accumulation Value
              of the Policy is Determined....................................11
        7.2   Accumulation Value of the Subaccounts..........................11
        7.3   Net Asset Value................................................11
        7.4   Subaccount Unit Value..........................................11
        7.5   Accumulation Value of the Fixed Account........................12
        7.6   Interest Credits...............................................12
        7.7   Charges Under the Policy.......................................12

SECTION 8.  WITHDRAWALS .....................................................13

        8.1   Partial Withdrawals............................................13
        8.2   Full Withdrawal................................................14

SECTION 9.  BENEFITS OF THIS
            ANNUITY POLICY...................................................14

        9.1   Annuity Benefits...............................................14
        9.2   Death Benefits.................................................15

SECTION 10. DEATH OF THE OWNER...............................................15

        10.1  If You Die Prior to the Annuity Date...........................15
        10.2  Special Spouse Rules...........................................16
        10.3  If You Die On or After the Annuity Date........................16

SECTION 11. ANNUITY INCOME OPTIONS...........................................16

        11.1  Payment Option Rules...........................................16
        11.2  Description of Options.........................................17
        11.3  Basis of Payment...............................................17

SECTION 12. NOTES ON OUR
            COMPUTATIONS.....................................................17

                                  INTRODUCTION

This is a flexible premium variable annuity policy. The accumulation value varies according to the value of the Subaccounts plus the amounts held in the Fixed Account. It will pay a monthly annuity payment for the life of the Annuitant or for the period selected. Annuity payments do not vary according to the value of the Subaccounts. Annuity payments start on the annuity date.

If the Annuitant dies before the annuity date, a death benefit will be paid to the Annuitant's Beneficiary. If the Annuitant dies after the annuity date, any unpaid payments certain will be paid to the Annuitant's Beneficiary. If the Owner and Annuitant are different and the Owner should die prior to the annuity date, certain provisions are required. See Section 10. The Owner and Annuitant are named in the policy schedule pages.


                             SECTION 1. DEFINITIONS

Whenever used in this policy:

"Accumulation value" means the value of all amounts accumulated under the policy prior to the annuity date.

"Annuitant" means the person upon whose life expectancy this policy is written. The Annuitant may also be the Owner of this policy.

"Annuitant's Beneficiary" means the person to whom any benefits are due upon the Annuitant's death.

"Annuity date" means the date on which annuity payments begin. It is shown in the policy schedule pages.

"Annuity income option" means one of several ways in which annuity payments may be made. The dollar amount of each annuity payment will not change over time, unless the interest payment option is selected.

"Annuity payment" means one of a series of payments made under an annuity income option.

"Cash surrender value" means the accumulation value minus the annual policy fee and any withdrawal charge.

"Death Benefit" is the amount payable to the Annuitant's Beneficiary should the Annuitant die prior to the annuity date. It will be equal to the accumulation value as of the date satisfactory proof of death is received, or the total premiums paid less any previous partial withdrawals, whichever is greater. However, this amount may be limited in accordance with the "Misstatement of Age or Sex" provision. See Section 2.4.

"Fixed Account" is the account which consists of general account assets of Ameritas Variable Life Insurance Company which Company which support annuity and insurance obligations.

"Funds" means the fund or funds available as funding vehicles on the policy date, or as later changed by us and disclosed by the Prospectus. The Funds and their respective portfolios which are available on the policy date are shown in the policy schedule pages. The Funds have several portfolios. There is a portfolio that corresponds to each of the Subaccounts of the Separate Account.

"Home Office" means our administrative office at P.O. Box 82550, Lincoln, Nebraska 68501-2550.

"Issue Date" means the date that all financial, contractual, and administrative requirements have been completed and processed. The issue date will be shown on the confirmation notice sent to you.

"Owner's Designated Beneficiary": If you (the Owner) and the Annuitant are not the same individual, this is the person you may designate to take policy ownership upon your death.

"Net Premium" means the premium payment less the premium tax, if imposed by the state in which this policy is delivered and less the percent of premium charge.

"NYSE" means the New York Stock Exchange.

"Policy date" means the date set forth in the policy that is used to determine policy anniversary dates and policy years. The policy date is also used to figure the start of the contestability period.

"Satisfactory due proof of death" means all of the following submitted to the Home Office: (1) a certified copy of the death certificate; (2) a Claimant Statement; (3) the policy; and (4) any other information that we may require to establish the validity of the policy.

"SEC" means the Securities and Exchange Commission.

"Separate Account" means the Separate Account identified in the policy schedule pages. The Separate Account consists of assets set aside by us, the investment performance of which is kept separate from that of our general assets.

"Subaccount" means that portion of the Separate Account which invests in shares of mutual funds or any other investment portfolios which we determine to be suitable for this policy's purposes.

"Valuation date" means each day on which the NYSE is open for trading.

"Valuation period" means the period between two successive valuation dates, commencing at the close of trading on the NYSE on one valuation date and ending at the close of trading on the NYSE on the next succeeding valuation date.

"We", "us", and "our" means Ameritas Variable Life Insurance Company.

"You" and "your" means the Owner of this policy.

                          SECTION 2. GENERAL PROVISIONS

2.1    THE POLICY AND ITS PARTS

This policy is a legal contract between you and us. It is issued in return for the application and payment in advance of the premiums shown in the policy schedule pages. The policy, application, any supplemental applications, endorsements, riders and amendments are the entire contract. No change in this policy will be valid unless it is in writing, attached to this policy, and approved by one of our officers. We reserve the right to make any modification to conform the policy to, or to give the Owner the benefit of, any federal or state statute or any rule or regulation thereunder. No agent may change this policy or waive any of its provisions.

2.2    NON-PARTICIPATING

This policy is non-participating. In other words, no dividends will be paid under this policy.

2.3    CONTESTABILITY

We cannot contest the validity of this policy after the policy date.

2.4    MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, we will adjust the benefits and amounts payable under this policy.

(1) If we made any overpayments, we will add interest at the rate of 6% per year compounded yearly and charge them against payments to be made in the future.

(2) If we made any underpayments, the balance plus interest at the rate of 6% per year compounded yearly will be paid in a lump sum.

2.5    WHEN THIS POLICY TERMINATES

This policy will terminate on the earliest of these conditions: (a) you withdraw the full cash surrender value; (b) you die and any cash surrender value due has been paid; (c) the Annuitant dies and any death benefit due has been paid; or
(d) annuity income option payments being made cease.

2.6    ANNUAL REPORT

Within 30 days after each policy anniversary, we will mail you an annual report that shows the progress of the policy. It will show the accumulation value as of the policy anniversary. The report will also show any premiums paid and charges made during the policy year. You may ask for a report like this at any time. We have a right to charge a fee for each report other than the report we send out once a year.

2.7    POSTPONEMENT OF PAYMENTS

We will usually pay any amounts payable from the Separate Account as a result of a full or a partial withdrawal within seven (7) days after we receive your written request in our Home Office in a form satisfactory to us. We can postpone such payments or any transfers of amounts between Subaccounts or into the Fixed Account if:

(1) NYSE is closed other than customary weekend and holiday closings or trading on the NYSE is restricted as determined by the SEC; or

(2)    the SEC by order permits the postponement for the protection of owners;
       or

(3) an emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

     We may defer the payment of a full or a partial withdrawal from the Fixed Account for up to six months from the date we receive your written request.


                           SECTION 3. PREMIUM PAYMENTS

3.1    INITIAL PREMIUM

The initial premium for the policy is shown in the policy schedule pages.

3.2    SUBSEQUENT UNSCHEDULED PREMIUMS

All premiums after the initial premium may be paid at any time. Except for the initial premium payments, no premiums must be paid to keep this policy in force. However, we reserve the right to limit the number of premium payments in any calendar year. You can decide the amount of each premium, however we reserve the right not to accept any payment of less than $1,000. We will also not accept total premiums of more than $1 million under all annuity contracts issued by us having the same Annuitant, without our prior approval.

3.3    WHERE TO PAY PREMIUMS

Each premium after the initial premium is payable at our Home Office. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any premium payment.

3.4    ALLOCATION OF PREMIUMS

On the issue date, we will allocate premiums to the Money Market Subaccount. The accumulation value is allocated to the Subaccounts or to the Fixed Account in accordance with the allocations you have selected as of the Day of Allocation shown in the policy schedule pages.

Any subsequent premiums will be allocated in accordance with your instructions. You may change the allocation of later premiums without charge. The allocation will apply to future premiums after we receive the change. The Separate Account, Subaccounts and Fixed Account are described in Sections 5 and 6.


                            SECTION 4. THE OWNER AND
                                THE BENEFICIARY


4.1    THE OWNER

While the Annuitant is living, you have all the benefits, rights and privileges under this policy. These include naming the Owner's Designated Beneficiary, changing the Annuitant's Beneficiary, assigning this policy, enjoying all the policy benefits, and exercising all policy options.

If you are not the Annuitant, you should name your designated beneficiary who will become the Owner if you die before the Annuitant. If you die before the Annuitant and there is no Owner's Designated Beneficiary, ownership will pass to your estate.

4.2    THE ANNUITANT'S BENEFICIARY

The Annuitant's Beneficiaries will receive the death benefit, if any, upon the Annuitant's death. You can name primary and contingent beneficiaries. Your original beneficiary choice is shown in the attached application. You may change the beneficiary during the Annuitant's lifetime. We do not limit the number of changes that may be made. To make the change, we must receive a completed Change of Beneficiary form and any other forms required by the Home Office. The change will take effect as of the date we record it at the Home Office, even if the Annuitant dies before we do so. We will not be liable for any payment made or action taken before the change is recorded in our Home Office.

4.3    ASSIGNING THE POLICY

You may assign this policy. For an assignment to bind us, we must receive a signed copy in the Home Office. We are not responsible for the validity of any assignment.


                          SECTION 5. SEPARATE ACCOUNT

5.1    THE SEPARATE ACCOUNT

The Ameritas Variable Life Insurance Company Separate Account VA-2 ("Separate Account") is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It is also subject to the laws of Nebraska. We own the assets of the Separate Account and keep them separate from the assets of our general account.

The assets of the Separate Account will be available to cover the liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable annuity policies supported by the Separate Account.

If we deem it to be in the best interests of owners, and subject to any approvals that may be required under applicable law: (1) The Separate Account may be operated as a management company under the Investment Company Act of 1940, or (2) it may be deregistered under that Act if registration is no longer required, or (3) it may be combined with other separate accounts. To the extent permitted by law, we may also transfer the assets of the Separate Account associated with the policies to another Separate Account.

5.2    THE SUBACCOUNTS

The Separate Account has several Subaccounts. We list them in the policy schedule pages. You determine, using percentages, how the premium will be allocated among the Subaccounts. You may choose to allocate nothing to a particular Subaccount. You may not choose a fractional percent. The allocations to the Subaccounts along with allocations to the Fixed Account must total 100%. The assets of each Subaccount will be used to buy shares in a corresponding portfolio of the funding vehicles designated in the policy schedule pages. (See
Section 5.5, "The Funds"). Income and realized and unrealized gains or losses from the assets of each Subaccount of the Separate Account are credited to or charged against that Subaccount without regard to income, gains or losses in the other Subaccounts of the Separate Account, in our general account or in any other separate accounts. We reserve the right to establish additional Subaccounts, each of which would invest in shares of the Funds or in shares of another funding vehicle. We may establish new Subaccounts or eliminate one or more Subaccounts if marketing needs, tax considerations or investment conditions warrant. Any new Subaccounts may be made available to existing owners on a basis to be determined by us.

5.3    VALUATION OF ASSETS

We will determine the value of the assets of each Subaccount at the close of trading on the NYSE on each valuation date.

5.4    TRANSFERS AMONG SUBACCOUNTS AND THE FIXED ACCOUNT

You may transfer amounts among Subaccounts and into the Fixed Account as often as you wish in a policy year. The transfer will take effect at the end of the valuation period during which the transfer request is received at our Home Office.

The first 15 transfers per policy year between the Subaccounts and/or the Fixed Account will be allowed free of charge. Thereafter, a $10 charge may be deducted from the amount transferred.

Each transfer must be for a minimum of $250 or the balance in the Subaccount, if less. The minimum amount which can remain in a Subaccount as a result of a transfer is $100. Any amount below this minimum will be included in the amount transferred.

Transfers may be subject to additional restrictions by the Funds.

5.5    THE FUNDS

The word Fund or Funds, where we use it in this policy without qualification, means the funding vehicles designated in the policy schedule pages. The Funds bear their own expenses. The Funds may have several portfolios; there is a portfolio that corresponds to each of the Subaccounts of the Separate Account. We list these portfolios in the policy schedule pages.

5.6    PORTFOLIO CHANGES

A portfolio of a Fund might, in our judgment, become unsuitable for investment by a Subaccount. This might happen because of a change in investment policy, because of a change in laws or regulations, because the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another portfolio of the Fund, or to invest in another fund. We would first notify the SEC and, where required, seek approval from the insurance department of the state where this policy is delivered. You will be notified of any material change in the investment policy of any portfolio in which you have an interest.


                          SECTION 6. THE FIXED ACCOUNT


6.1    THE FIXED ACCOUNT

Net premiums allocated to and transfers to the Fixed Account under the policy become part of the general account assets of Ameritas Variable Life Insurance Company which support annuity and insurance obligations. The Fixed Account includes all of Ameritas Variable Life Insurance Company's assets, except those assets segregated in separate accounts. Ameritas Variable Life Insurance Company maintains the sole discretion to invest the assets of the Fixed Account, subject to applicable law.

You determine, using percentages, how the net premium will be allocated to the Fixed Account. You may choose to allocate nothing to the Fixed Account. You may not choose a fractional percent. The allocations to the Fixed Account along with allocations to the Subaccounts must total 100%.

6.2    TRANSFERS AMONG THE FIXED ACCOUNT AND THE SUBACCOUNTS

You may transfer into the Fixed Account from the Subaccounts at any time during the policy year.

You may make one transfer out of the Fixed Account to any of the other Subaccounts only during the 30 day period following each policy anniversary.

The allowable transfer amount out of the Fixed Account is limited to the greater of:

1.     25% of the Fixed Account balance; or

2.     any Fixed Account transfer which occurred during the prior 13 months; or

3.     $1,000.

Transfers into or from the Fixed Account will be subject to the same minimums and charges that are applied to transfers among the Subaccounts.

                                SECTION 7. VALUES

7.1    HOW ACCUMULATION VALUE OF THE POLICY IS DETERMINED

The accumulation value of the policy on the issue date is equal to the initial premium received, reduced by applicable premium taxes.

The accumulation value of this policy on a valuation date is equal to the total of the values in each Subaccount and the Fixed Account, plus any net premium received on that valuation date but not yet allocated.

7.2    ACCUMULATION VALUE OF THE SUBACCOUNTS

To compute the accumulation value held in the Subaccounts on any valuation date, we multiply each Subaccount's unit value (defined in Section 7.4 below) by the number of Subaccount units allocated to the policy.

The number of Subaccount units will increase when:

       a.   Net premiums are credited to that Subaccount; or

       b. Transfers from other Subaccounts or the Fixed Account are credited to that Subaccount.

The number of Subaccount units will decrease when:

       a. A partial withdrawal, including any withdrawal charge, is taken from that Subaccount; or

       b. A transfer, and its charge, is made from that Subaccount to other Subaccounts or the Fixed Account; or

       c.   We deduct the annual policy fee.

Each transaction above will increase or decrease the number of Subaccount units allocated to the policy by an amount equal to the dollar value of the transaction divided by the unit value as of the valuation date of the change.

7.3    NET ASSET VALUE

The net asset value of the shares of each portfolio of the Fund is determined once daily as of the close of business of the New York Stock Exchange on days when the Exchange is open for business. The net asset value is determined by adding the values of all securities and other assets of the portfolio, subtracting liabilities and expenses and dividing by the number of outstanding shares of the portfolio. Expenses, including the investment advisory fee payable to the Investment Advisor, are accrued daily.

7.4    SUBACCOUNT UNIT VALUE

For each Subaccount, the value of an accumulation unit (unit value) was set when the Subaccount was established. The unit value of each Subaccount reflects the investment performance of that Subaccount. The unit value may increase or decrease from one valuation date to the next.

The unit value of each Subaccount on any valuation date shall be calculated as follows:

       a. The per share net asset value of the corresponding Fund portfolio on the valuation date times the number of shares held by the Subaccount, before the purchase or redemption of any shares on that date; minus

       b.   The daily administrative fee; minus

       c.   The daily mortality and expense risk charge; divided by

       d. The total number of units held in the Subaccount on the valuation date before the purchase or redemption of any units on that date.

When transactions are made, the actual dollar amounts are converted to accumulation units. The number of accumulation units for a transaction is found by dividing the dollar amount of the transaction by the unit value as of the valuation date.

7.5    ACCUMULATION VALUE OF THE FIXED ACCOUNT

The accumulation value of the Fixed Account on a valuation date is equal to:

       a.   The preceding month's ending value; plus

       b.   The net premiums credited to the Fixed Account; plus

       c.   Any transfers from the Subaccounts credited to the Fixed Account;
            minus

       d. Any partial withdrawals, including any withdrawal charge, taken from the Fixed Account; minus

       e.   Any transfers and their charges made from the Fixed Account; plus

       f.   Interest credits; minus

       g.   Any annual policy fee due.

7.6    INTEREST CREDITS

We guarantee that the accumulation value in the Fixed Account will be credited with the effective annual interest rate shown in the policy schedule pages. We may, at our discretion, credit a higher current rate of interest.

7.7    CHARGES UNDER THE POLICY

The following charges are deducted under the policy:

(1) Annual Policy Fee - an annual charge, equal to the amount listed in the policy schedule pages. The charge will be deducted from the Subaccounts and the Fixed Accounts in the same proportion as the balances held in the Subaccounts and the Fixed Accounts. We may waive the Annual Policy Fee if your accumulation value on the last valuation date of the policy year exceeds an amount which we declare annually.

(2) Daily Administrative Fee - a charge equal to the percentage listed in the policy schedule pages. This charge is deducted from the Subaccounts only and not from the Fixed Account.

(3) Taxes - where imposed by state law upon the receipt of a premium payment, a charge will be made on the date of the payment. If imposed upon withdrawal or annuitization, a charge equal to the amount due will be deducted prior to withdrawal or annuitization. We reserve the right to charge for state or local taxes or for federal income tax, if any taxes become attributable to the Separate Account. If any tax should become applicable to this policy, you will be advised of the amount of such tax and its effect upon any payments made.

(4) Daily Mortality and Expense Risk Charge - a charge listed in the policy schedule pages. This charge is deducted from the Subaccounts only and not from the Fixed Account.

(5) Withdrawal Charge - This policy may or may not assess withdrawal charges. See the policy schedule pages.

(6) Percent of Premium Charge - a charge equal to the percentage listed in the policy schedule pages. Any charge is deducted upon the receipt of a premium payment on the date of the payment.


                             SECTION 8. WITHDRAWALS

You may request partial withdrawals or a full withdrawal at any time before the annuity date. Any amount withdrawn will be paid to you in a lump sum unless you elect to be paid under an annuity income option.

8.1    PARTIAL WITHDRAWALS

Partial withdrawals can be categorized as either "elective" or "systematic". Elective partial withdrawals must be elected by you. Systematic partial withdrawals can be made automatically after the initial allocation date. You may elect systematic withdrawals in accordance with our rules. Payouts under a systematic withdrawal may be on monthly, quarterly, semi-annual or annual mode.

All partial withdrawals, elective and systematic, are subject to the following rules:

       a.   The minimum partial withdrawal amount is $250.

       b. The cash surrender value remaining after a partial withdrawal must be at least $1,000.

       c. Request for withdrawal must be made in writing, on a form approved by us.

       d.   A partial withdrawal is considered irrevocable.

       e. Partial withdrawals, either elective or systematic, may be subject to a withdrawal charge. See the policy schedule pages.

8.2    FULL WITHDRAWAL

If you elect a full withdrawal, the amount payable is the accumulation value reduced by the annual policy fee and any withdrawal charge. The accumulation value is determined as of the date we receive your written request for full withdrawal.


                           SECTION 9. BENEFITS OF THIS
                                 ANNUITY POLICY


This section describes the annuity benefits and how they work. It also describes what happens if the Annuitant dies.

9.1    ANNUITY BENEFITS

This policy will pay a monthly annuity payment to the Annuitant for the life of the Annuitant. The payments start on the annuity date. The amount of the monthly annuity payment is based on the cash surrender value as of the annuity date and the annuity income option elected by you.

When Annuity Payments Start

1. Annuity payments start on the annuity date. The normal annuity date is the later of:

       a.   the policy anniversary nearest the Annuitant's  85th birthday; or

       b.   the fifth policy anniversary.

2. You may change the annuity date, either advance or defer it, subject to the following:

       a. Your request must be in writing and received by us at least 30 days in advance.

       b. The annuity date may only be changed during the lifetime of the Annuitant and prior to the annuity date.

       c. You may not defer the annuity date to a date beyond the policy anniversary nearest the Annuitant's 95th birthday.

How Annuity Payments are Made

1. Frequency - Annuity payments are made monthly starting on the annuity date.

2. Minimum Amount - The minimum amount of annuity payment we will make is $20. If the annuity payment amount is less than $20, we have the right to pay the cash surrender value in a lump sum or to change the frequency.

3. Proof - We may require proof of the Annuitant's age before making the first annuity payment. From time to time, we may require proof that the Annuitant is living.

4. Options - Subject to the above, you decide how the annuity payments should be paid. You have a choice of certain payment options. These are called annuity income options and are described in Section 11. If you do not choose an option, we will make the annuity payments according to Annuity Income Option c, Life Annuity.

9.2    DEATH BENEFITS

Death of the Annuitant Prior to the Annuity Date

If the Annuitant dies prior to the annuity date, we will pay the death benefit to the Annuitant's Beneficiary.

1. Amount - The death benefit is calculated as of the date we receive at the Home Office satisfactory due proof of death. The amount of the death benefit will equal the greater of:

       a.   The accumulation value; or

       b. Total premiums paid less any previous partial withdrawals and any withdrawal charges.

2. Payment - The death benefit will be paid as a lump sum cash benefit unless you elect an annuity income option for the beneficiary. If you do not elect an annuity income option and a cash benefit has not already been made, the Annuitant's Beneficiary may make this election after the Annuitant's death.

Death of the Annuitant On or After the Annuity Date

If the Annuitant dies on or after the annuity date, the remaining portion of any unpaid annuity benefits due will be paid to the Annuitant's Beneficiary based on the annuity income option in effect at the time of death.



                         SECTION 10. DEATH OF THE OWNER
                     Required Distributions Under IRC 72(s)


Unless otherwise specified, this Section assumes that the Annuitant and Owner are not the same person.

10.1   IF YOU DIE PRIOR TO THE ANNUITY DATE

If you die prior to the annuity date, ownership of this policy will pass to the Owner's Designated Beneficiary. If you have not named an Owner's Designated Beneficiary, ownership will pass to your estate.

Section 72(s) of the Internal Revenue Code has special rules regarding the distribution of the cash surrender value of this policy if you, the Owner, die before the annuity date. We will calculate the cash surrender value as of the first date we receive at the Home Office a written request for distribution from any of the Owner's Designated Beneficiary. For purposes of this Section only, this amount will be called the distribution amount.

Under Section 72(s), the entire distribution amount must be distributed for tax purposes within five years of your death. However, Section 72(s) will allow distribution over a period longer than five years but only if all of the following conditions are met:

1.     You have named an Owner's Designated Beneficiary.

2.     The Owner's Designated Beneficiary is an individual person or persons.

3. The Owner's Designated Beneficiary takes the distribution amount as an annuity payable to himself or herself or for his or her benefit.

4. The first payment of the annuity is to be paid to the Owner's Designated Beneficiary within one year of your death or such later date as prescribed by federal regulations.


5. The entire distribution amount must be paid out over the lifetime of the Owner's Designated Beneficiary or over a period not extending beyond his or her life expectancy. Also for purposes of Section 72(s) of the Internal Revenue Code and this section, if the Owner of the policy is not an individual, death of the Annuitant shall be treated as death of the Owner, as will changing the Annuitant under this policy.

10.2   SPECIAL SPOUSE RULES

If your spouse is named as the Owner's Designated Beneficiary, or in those cases where you are both the Owner and the Annuitant and your spouse is named the Annuitant's Beneficiary, the special distribution rules of Section 72(s) described above will apply by treating your spouse as the original Owner of the policy. Your spouse may elect to continue the policy in force until the earlier of their death or the annuity date.

10.3   IF YOU DIE ON OR AFTER THE ANNUITY DATE

If you die on or after the annuity date, annuity benefits continue to be paid to the Annuitant under the annuity income option in effect on your date of death.


                       SECTION 11. ANNUITY INCOME OPTIONS


11.1   PAYMENT OPTION RULES

All or part of the cash surrender value may be placed under one or more annuity income options. If annuity payments are to be paid under more than one option, we must be told what part of the cash surrender value is to be paid under each option. The annuity income option must be made by written request and received by us at least 30 days in advance of the annuity date. If no election is made, payments will be made as an annuity under Option c, Life Annuity. Subject to our approval, you may select any other annuity income option we then offer.

Annuity income options are not available to: (1) an assignee; or (2) any other than a natural person except with our consent.

11.2   DESCRIPTION OF OPTIONS

Annuity income options aii., b., c. and d. are offered as fixed annuity options. This means that the amount of each annuity payment will be set on the annuity date and will not change.

ANNUITY INCOME OPTIONS:

ai. Interest Payment - We will hold any amount applied under this option. Interest on the unpaid balance will be paid or credited each month at a rate determined by us.

aii. Designated Amount Annuity - Monthly annuity payments will be for an agreed fixed amount. Payments continue until the amount we hold runs out.

b. Designated Period Annuity - Monthly annuity payments are paid for a period certain as elected up to 20 years.

c. Life Annuity - Monthly annuity payments are paid for the life of an Annuitant, ceasing with the last annuity payment due prior to his or her death. Variations provide for payments to be guaranteed to continue beyond the lifetime of that person for a fixed period of time. One variation assures that at least the original amount is returned in benefits (cash refund). However, under all options, payments will continue as long as the named person is alive.

d. Joint and Last Survivor Annuity - Monthly annuity payments are paid based on the lives of two annuitants. Benefits cease with the last annuity payment due prior to the survivor's death.

11.3   BASIS OF PAYMENT

The rate of interest payable under option ai, aii, and b will be guaranteed at 3% compounded yearly. Payments under option c and d will be based on a 3% interest rate combined with the 1983 Table "a" Individual Annuity Table, projected 17 years.

We may, at the time of election of an annuity income option, offer more favorable rates in lieu of the guaranteed rates specified in the Annuity Tables.


                      SECTION 12. NOTES ON OUR COMPUTATIONS

We have filed a detailed statement of method we use to compute policy values and benefits with the state where this policy was delivered. The accumulation values, cash surrender values and the death benefit of this policy are not less than those required by the laws of that state. Cash surrender values and reserves are calculated in accordance with the Standard Non-Forfeiture and Valuation Laws of the state in which this policy is delivered.

                          TABLES OF SETTLEMENT OPTIONS

TABLE B (OPTION b)                 TABLE D (OPTION d)
Monthly Installments for           Monthly Installments for each $1,000 of Net
each $1,000 of Net Proceeds        Proceeds

                                         MALE &       MALE &        MALE &        MALE &        MALE &
YEARS MONTHLY  YEARS MONTHLY       AGE   FEMALE  AGE  FEMALE   AGE  FEMALE   AGE  FEMALE   AGE  FEMALE
----------------------------       -------------------------------------------------------------------
   1   84.47    11    5.86           40   3.16    50    3.50    60    4.05    70    5.07   80    7.08
   2   42.86    12    8.24           41   3.19    51    3.54    61    4.13    71    5.21   81    7.37
   3   28.99    13    7.71           42   3.22    52    3.59    62    4.21    72    5.36   82    7.69
   4   22.06    14    7.26           43   3.25    53    3.63    63    4.29    73    5.53   83    8.03
   5   17.91    15    6.87           44   3.28    54    3.68    64    4.38    74    5.70   84    8.40
----------------------------       -------------------------------------------------------------------
   6   15.14    16    6.53           45   3.31    55    3.74    65    4.48    75    5.89   85    8.79
   7   13.16    17    6.23           46   3.34    56    3.79    66    4.58    76    6.10
   8   11.68    18    5.96           47   3.38    57    3.85    67    4.69    77    6.32
   9   10.53    19    5.73           48   3.42    58    3.92    68    4.81    78    6.55
  10    9.61    20    5.51           49   3.46    59    3.98    69    4.93    79    6.81
----------------------------       -------------------------------------------------------------------

     Income for payments other than monthly will be furnished by the Home Office upon request.

     Table D values for combinations of ages not shown and values for 2 males or 2 females will be furnished by the Home Office upon request.

TABLE C (OPTION c)  Monthly Installments for each $1,000 of Net proceeds

                  FEMALE                                                        MALE
---------------------------------------------          ----------------------------------------------
      LIFE     MONTHS CERTAIN           CASH                 LIFE       MONTHS CERTAIN           CASH
 AGE  ONLY    60     120   180    240   REF.           AGE   ONLY     60      120    180   240   REF.
---------------------------------------------          ----------------------------------------------
 40   3.54   3.54   3.53   3.52  3.50   3.46             40  3.33     3.33   3.33   3.32  3.31   3.29
 41   3.58   3.58   3.57   3.56  3.54   3.50             41  3.36     3.36   3.36   3.36  3.35   3.32
 42   3.63   3.63   3.62   3.60  3.57   3.54             42  3.40     3.40   3.40   3.39  3.38   3.36
 43   3.68   3.67   3.66   3.64  3.62   3.58             43  3.44     3.44   3.43   3.43  3.41   3.39
 44   3.73   3.72   3.71   3.69  3.66   3.62             44  3.48     3.48   3.47   3.46  3.45   3.42
---------------------------------------------          ----------------------------------------------
 45   3.78   3.77   3.76   3.74  3.70   3.66             45  3.52     3.52   3.51   3.50  3.49   3.46
 46   3.83   3.83   3.81   3.79  3.75   3.70             46  3.56     3.56   3.55   3.54  3.53   3.50
 47   3.89   3.89   3.87   3.84  3.80   3.75             47  3.61     3.60   3.60   3.59  3.57   3.54
 48   3.95   3.94   3.93   3.89  3.85   3.80             48  3.65     3.65   3.65   3.63  3.61   3.58
 49   4.01   4.01   3.99   3.95  3.90   3.85             49  3.70     3.70   3.69   3.68  3.66   3.62
---------------------------------------------          ----------------------------------------------
 50   4.08   4.07   4.05   4.01  3.95   3.90             50  3.76     3.75   3.75   3.73  3.70   3.67
 51   4.15   4.14   4.11   4.07  4.00   3.96             51  3.81     3.81   3.80   3.78  3.75   3.72
 52   4.22   4.21   4.18   4.13  4.06   4.02             52  3.87     3.87   3.86   3.83  3.80   3.76
 53   4.30   4.29   4.26   4.20  4.12   4.08             53  3.93     3.93   3.91   3.89  3.85   3.82
 54   4.38   4.37   4.33   4.27  4.18   4.14             54  4.00     3.99   3.98   3.95  3.91   3.87
---------------------------------------------          ----------------------------------------------
 55   4.47   4.45   4.41   4.34  4.24   4.21             55  4.06     4.06   4.04   4.01  3.96   3.93
 56   4.56   4.54   4.50   4.42  4.30   4.28             56  4.14     4.13   4.11   4.08  4.02   3.99
 57   4.65   4.64   4.59   4.50  4.36   4.35             57  4.21     4.21   4.19   4.14  4.08   4.05
 58   4.75   4.74   4.68   4.58  4.43   4.42             58  4.29     4.29   4.26   4.22  4.14   4.12
 59   4.86   4.84   4.78   4.66  4.49   3.40             59  4.38     4.37   4.34   4.29  4.21   4.18
---------------------------------------------          ----------------------------------------------
 60   4.98   4.96   4.88   4.75  4.56   4.59             60  4.47     4.46   4.43   4.37  4.28   4.26
 61   5.10   5.08   4.99   4.84  4.62   4.67             61  4.57     4.56   4.52   4.45  4.34   4.33
 62   5.23   5.20   5.11   4.93  4.69   4.77             62  4.67     4.66   4.62   4.54  4.41   4.41
 63   5.38   5.34   5.23   5.03  4.76   4.86             63  4.78     4.77   4.72   4.63  4.48   4.50
 64   5.53   5.49   5.35   5.13  4.82   4.96             64  4.90     4.88   4.82   4.72  4.55   4.58
---------------------------------------------          ----------------------------------------------
 65   5.69   5.64   5.49   5.23  4.88   5.07             65  5.02     5.00   4.94   4.82  4.63   4.68
 66   5.86   5.80   5.63   5.33  4.95   5.18             66  5.16     5.13   5.06   4.92  4.70   4.78
 67   6.04   5.98   5.77   5.43  5.01   5.29             67  5.30     5.27   5.18   5.02  4.77   4.88
 68   6.24   6.16   5.92   5.53  5.06   5.41             68  5.45     5.42   5.32   5.13  4.85   4.99
 69   6.45   6.36   6.07   5.64  5.12   5.54             69  5.61     5.58   5.46   5.23  4.92   5.10
---------------------------------------------          ----------------------------------------------
 70   6.67   6.56   6.23   5.74  5.17   5.67             70  5.79     5.75   5.60   5.35  4.98   5.22
 71   6.91   6.78   6.40   5.84  5.21   5.81             71  5.98     5.93   5.76   5.46  5.05   5.35
 72   7.16   7.01   6.57   5.93  5.26   5.96             72  6.19     6.13   5.92   5.57  5.11   5.49
 73   7.43   7.25   6.74   6.03  5.30   6.11             73  6.41     6.34   6.10   5.69  5.17   5.63
 74   7.72   7.51   6.91   6.12  5.33   6.27             74  6.66     6.56   6.27   5.80  5.22   5.78
---------------------------------------------          ----------------------------------------------
 75   8.03   7.77   7.09   6.20  5.36   6.44             75  6.92     6.81   6.46   5.91  5.27   5.94
 76   8.36   8.06   7.26   6.28  5.39   6.62             76  7.20     7.06   6.65   6.02  5.31   6.11
 77   8.71   8.35   7.44   6.36  5.42   6.81             77  7.50     7.34   6.85   6.12  5.35   6.29
 78   9.09   8.67   7.62   6.43  5.44   7.00             78  7.83     7.63   7.04   6.22  5.38   6.48
 79   9.50   8.99   7.79   6.50  5.45   7.21             79  8.18     7.94   7.25   6.31  5.41   6.67
---------------------------------------------          ----------------------------------------------
 80   9.93   9.33   7.96   6.56  5.47   7.43             80  8.56     8.27   7.45   6.39  5.43   6.88
 81  10.40   9.68   8.12   6.61  5.48   7.65             81  8.98     8.62   7.65   6.47  5.45   7.11
 82  10.89  10.05   8.28   6.66  5.49   7.89             82  9.43     8.99   7.85   6.54  5.47   7.34
 83  11.42  10.42   8.43   6.70  5.50   8.15             83  9.92     9.37   8.04   6.60  5.48   7.58
 84  11.98  10.80   8.58   6.74  5.50   8.41             84 10.45     9.78   8.22   6.65  5.49   7.84
 85  12.58  11.19   8.71   6.77  5.51   8.69             85 11.02    10.20   8.39   8.70  5.50   8.12
---------------------------------------------          ----------------------------------------------

     Income for payments other than monthly will be furnished by the Home Office upon request.


     Table C values for ages below 40 and above 85, and values for 300 and 360 months certain will be furnished by the Home Office upon request.

                      This page left intentionally blank.

Form 4880         Flexible Premium Deferred Variable Annuity Policy